Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill A. Gilmer

Zep Inc.

404.605.8614

Zep Inc. Announces 2009 Annual Meeting of Stockholders

Atlanta, GA, July 16, 2008 – Zep Inc. (NYSE:ZEP), today announced its Annual Meeting of Stockholders will be held on Thursday, January 8, 2009 in Atlanta, Georgia. The Company expects to provide additional information, including the Company’s proxy statement, at a later date.

A stockholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at the Annual Meeting must be submitted in writing to the Company’s Corporate Secretary at Zep Inc., 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318 no later than close of business October 10, 2008 and must comply with Section 1 of the Company’s by-laws. Any stockholder proposal submitted after October 10, 2008 will not be considered for inclusion in the Company’s proxy statement. A copy of the Company’s by-laws is available by submitting a written request to the address noted above, Attention: Investor Relations, or by accessing the Company’s website at www.zepinc.com.

About Zep Inc.

Zep Inc. (NYSE: ZEP), with fiscal year 2007 net sales of more than $565 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Enforcer®, National Chemical® and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia and has approximately 2,600 employees.

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